Exhibit 99.1

News Release
Corporate Headquarters
P.O. Box 269
San Antonio, TX 78291-0269
Phone: (210) 829-9000
Fax: (210) 829-9403 www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS BOARD DECLARES REGULAR QUARTERLY DIVIDEND AND INCREASES STOCK REPURCHASE PROGRAM

SAN ANTONIO, TX – August 30, 2006 – The board of directors of Harte-Hanks, Inc. (NYSE: HHS) has declared a regular quarterly dividend of 6.0 cents per share payable September 15, 2006 to shareholders of record on September 6, 2006.

Harte-Hanks also announced that its board of directors has approved an increase in the company’s stock repurchase program by 6 million shares (approximately 8% of the company’s outstanding shares) bringing total remaining authorization to approximately 8 million shares (approximately 10% of the Company’s outstanding shares). The stock repurchases may, at the company’s discretion, be made from time to time in the open market or through privately negotiated transactions.

Harte-Hanks is a worldwide direct and targeted marketing company that provides marketing services and shopper advertising opportunities to local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves return on its clients’ marketing investment by increasing their prospect and customer value – a process of “customer optimization” –organized around five strategic considerations: Information (data collection/management) — Opportunity (data access/utilization) — Insight (data analysis/interpretation) — Engagement (knowledge application) — Interaction (program execution). Expert in integrating this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 1,000 separate editions with more than 12 million circulation each week in California and Florida. Visit the Harte-Hanks Web site at http://www.harte-hanks.com or call (800) 456-9748.

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For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com